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                                                                     Exhibit 3.1


                               Companies Ordinance
                        Private Company Limited in Shares
                            Memorandum of Association
                                       of
                                 CAMTEK LIMITED


1.       NAME OF COMPANY

         Camtek Limited

2.       PURPOSES OF THE COMPANY
         The purposes for which the Company was established are:
         (a) To deal in the manufacture and marketing of industrial machines in Israel and in any other part of the world.
         (b) The Company shall be empowered to hold any right, duty or liability, and to make any legal act, whether made, acquired or created for the purposes above or made acquired or created for the purposes of or in the course of any action which in the absolute discretion of the management of the Company, are aimed at advancing the business of the Company in any other fashion.

3.       LIABILITY OF MEMBERS
         The liability of the member is limited.

4.       SHARE CAPITAL
         (a) The share capital of the Company is NIS 2,000, divided into 1,000 ordinary shares of par value NIS 1 each, and 100 management shares of NIS 10 each.

         (b) The rights associated with the shares of any type in the Company may be modified as shall be provided in the Articles of Association of the Company.

         (c) The Company shall be entitled to increase its capital at any time it sees fit. The Company is entitled to combine and/or split the original and/or increased share capital of the Company, into different types of preferred shares, deferred shares, shares carrying identical rights or any other kind of rights, whether thereby increasing or derogating from the rights associated with the shares.


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We the undersigned, our addresses and names appearing below, wish to be incorporated into a company in accordance with this Memorandum of Association, and we agree - and every one of us agrees - to accept the number of shares in the Company listed beside our names below.

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-------------------- ---------------- ---------------------------- ----------------------------------- ---------------
Signators'           Description      Address                      Number of Ordinary                  Signature
Names                                                              Shares per value NIS 1.0
                                                                   Accepted by each signator
-------------------- ---------------- ---------------------------- ----------------------------------- ---------------
Zvi Neter            Electronics      35 Afikim Way                                1
ID 175809            Engineer         Haifs
Yotam Stern          Economist        28 Kiryat Amal Rd.                           1
ID 5139200                            Kiryat Tivon
Date:  October 21, 1987               Witness to Signatures:       Yisrael Perry, Adv.
                                                                   67 Frishman St., Tel Aviv
                                                                   Tel. 5440666

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